Exhibit 99.1

Kellogg Company News
For release:	February 3, 2011
Analyst Contact:	Kathryn Koessel	(269) 961-9089
Media Contact:	Kris Charles	(269) 961-3799

KELLOGG COMPANY ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2010 RESULTS

REAFFIRMS 2011 EPS GUIDANCE

BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today announced its full-year 2010 reported earnings of $1.2 billion, or $3.30 per diluted share, an increase of 4 percent from full-year 2009 reported earnings of $3.16 per diluted share. On a currency-neutral basis, full-year 2010 earnings per share grew 6 percent. Reported earnings in the fourth quarter of 2010 were $189 million, or $0.51 per diluted share, compared with fourth quarter 2009 reported earnings of $176 million, or $0.46 per diluted share.

“While 2010 had its challenges, we are taking steps to position the company for improved and long-term success,” said John Bryant, Kellogg Company’s president and chief executive officer. “Kellogg is a strong company with successful brands in attractive markets. We are committed to leveraging the power of these brands and remain focused on key initiatives including refocusing on innovation to accelerate top-line growth and investing in operational enhancements to improve our supply chain. And we have implemented selective price increases to reflect higher input costs. We expect 2011 to continue to be a difficult operating environment, but we are confident that with the successful execution of our strategy we can achieve our 2011 goals and deliver long-term sustainable growth.”

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Full Year 2010 Results

Full-year 2010 net sales were $12.4 billion, and operating profit was $2.0 billion. Net sales declined 1 percent on both a reported and internal basis, and operating profit was down 1 percent on a reported basis and flat on an internal basis for the year.

Fourth Quarter 2010 Results

During the fourth quarter 2010, reported net sales declined 1 percent year-over-year to $2.9 billion. Over the same period, internal net sales were approximately flat. Reported gross margin for the quarter contracted by 130 basis points reflecting increased costs. Compared to the fourth quarter of 2009, reported operating profit declined 7 percent to $329 million and declined 5 percent on an internal basis driven by the impact of impairment charges for Kellogg’s China business. Excluding the impairments, internal operating profit would have been up 4 percent.

North America

Kellogg North America full-year reported net sales for 2010 decreased 1 percent to $8.4 billion, while internal net sales declined 2 percent. On an internal basis for the full-year 2010, North America Retail Cereal posted a net sales decline of 5 percent driven primarily by the competitive cereal environment and the cereal recall. North America Retail Snacks posted an internal net sales increase of 1 percent. North America Frozen and Specialty Channels full-year internal net sales decreased 3 percent as a result of the waffle supply disruptions early in 2010. The lower top-line results drove the 1 percent decline in full-year 2010 North America operating profit to $1.6 billion on a reported basis, and a 2 percent decline on an internal basis.

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Fourth quarter 2010 Kellogg North America’s net sales of $1.9 billion were flat on both a reported and internal basis primarily due to the continued competitive trends in the cereal category. Operating profit for the fourth quarter 2010 of $293 million fell 10 percent year-over-year on both a reported and internal basis. The decline was largely attributed to the timing of advertising expense.

International

Kellogg International posted full-year 2010 reported net sales of $4 billion, a 2 percent decline year-over-year. However, on an internal basis excluding the effects of currency translation, net sales were approximately flat. Compared with the year earlier, full-year 2010 internal net sales in Europe decreased approximately 3 percent primarily driven by the difficult operating environment in the UK. Latin America internal net sales grew 5 percent, and Asia Pacific internal net sales rose 2 percent. Reported 2010 operating profit for the Kellogg International business declined by 3 percent compared with 2009. On an internal basis, operating profit increased 1 percent driven by strong operating profit delivery in Europe which mitigated the impact of the impairment charges in China.

Fourth quarter 2010 Kellogg International sales declined by 4 percent on a reported basis to $927 million compared to the same quarter a year ago, while internal sales declined by 1 percent. International operating profit for the fourth quarter 2010 was flat on a reported basis and increased by 10 percent on an internal basis. This increase was driven primarily by timing of advertising costs and lower up front costs, which were partially offset by the impairment charges in China.

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Interest and Tax

In 2010, Kellogg’s interest expense totaled $248 million for the year. The reported 2010 tax rate was 28.8 percent, slightly higher than the 2009 tax rate.

Cash flow

In 2010, Kellogg delivered cash flow, defined as cash from operating activities less capital expenditures, of $534 million. As expected, in the fourth quarter the Company made a voluntary contribution of $467 million net of tax to the Company’s pension and post-retirement benefit plans. Without this contribution, 2010 cash flow would have been approximately $1 billion. Capital expenditures totaled $474 million for the year.

In 2010, Kellogg repurchased just over $1 billion of shares during the first year of its $2.5 billion three-year share repurchase authorization.

Kellogg Reaffirms 2011 Currency-Neutral EPS Guidance

Kellogg reaffirmed its 2011 guidance of currency-neutral full-year earnings per share growth in the low single-digit range. Assuming no foreign exchange impact, this implies earnings per share of $3.33 to $3.40. The Company updated its internal net sales growth guidance to 3 to 4 percent and also reiterated its 2011 internal operating profit guidance of approximately flat to down two percent year-over-year reflecting the need to reset incentive compensation levels.

Conference Call / Webcast

Kellogg will host a conference call to discuss these results on February 3, 2011 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live

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over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing 888-465-4043 in the U.S., and 201-604-5146 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Rebroadcast information is available at http://investor.kelloggs.com.

About Kellogg Company

For more than 100 years, consumers have counted on Kellogg for great-tasting, high-quality and nutritious foods. Kellogg Company, with 2010 sales of more than $12 billion, is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles and veggie foods. Kellogg Company’s beloved brands, which are manufactured in 18 countries and marketed in more than 180 countries, include Kellogg’s®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, All-Bran®, Mini-Wheats®, Nutri-Grain®, Rice Krispies®, Special K®, Chips Deluxe®, Famous Amos®, Sandies®, Austin®, Club®, Murray®, Kashi®, Bear Naked®, Morningstar Farm®, Gardenburger® and Stretch Island®. For more information on the Kellogg Company, including our corporate responsibility initiatives, visit www.kelloggcompany.com.

Forward-Looking Statements Disclosure

This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, brand building, ROIC,

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working capital, growth, new products, innovation, cost reduction projects, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “can,” or words or phrases of similar meaning.

The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

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Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(millions, except per share data)

	Quarter ended		Year ended
(Results are unaudited)	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Net sales	$2,860	$2,900	$12,397	$12,575

Cost of goods sold	1,670	1,655	7,108	7,184
Selling, general and administrative expense	861	893	3,299	3,390

Operating profit	329	352	1,990	2,001

Interest expense	60	96	248	295
Other income (expense), net	(9)	(21)	—	(22)

Income before income taxes	260	235	1,742	1,684
Income taxes	75	60	502	476
Earnings from joint ventures	—	1	—	—

Net income	$185	$176	$1,240	$1,208

Net loss attributable to noncontrolling interests	(4)	—	(7)	(4)

Net income attributable to Kellogg Company	$189	$176	$1,247	$1,212

Per share amounts:
Basic	$.51	$.46	$3.32	$3.17
Diluted	$.51	$.46	$3.30	$3.16

Dividends per share	$.405	$.375	$1.560	$1.430

Average shares outstanding:
Basic	368	380	376	382

Diluted	370	384	378	384

Actual shares outstanding at year end			366	381

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Kellogg Company and Subsidiaries

SELECTED OPERATING SEGMENT DATA

	Quarter ended		Year ended
(millions)	January 1,	January 2,	January 1,	January 2,
(Results are unaudited)	2011	2010	2011	2010

Net sales
North America	$1,933	$1,936	$8,402	$8,510
Europe	500	556	2,230	2,361
Latin America	214	213	923	963
Asia Pacific (a)	213	195	842	741

Consolidated	$2,860	$2,900	$12,397	$12,575

Segment operating profit
North America	$293	$325	$1,554	$1,569
Europe	57	44	364	348
Latin America	27	22	153	179
Asia Pacific (a)	(8)	12	74	86
Corporate	(40)	(51)	(155)	(181)

Consolidated	$329	$352	$1,990	$2,001

(a)	Includes Australia, Asia and South Africa.

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Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

(millions)

	Year ended
(unaudited)	January 1, 2011	January 2, 2010

Operating activities
Net income	$1,240	$1,208
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	392	384
Deferred income taxes	266	(40)
Other	97	13
Postretirement benefit plan contributions	(643)	(100)
Changes in operating assets and liabilities	(344)	178

Net cash provided by operating activities	1,008	1,643

Investing activities
Additions to properties	(474)	(377)
Other	9	7

Net cash used in investing activities	(465)	(370)

Financing activities
Net reductions of notes payable	(1)	(1,344)
Issuances of long-term debt	987	1,241
Reductions of long-term debt	(1)	(482)
Net issuances of common stock	204	131
Common stock repurchases	(1,052)	(187)
Cash dividends	(584)	(546)
Other	8	5

Net cash used in financing activities	(439)	(1,182)

Effect of exchange rate changes on cash and cash equivalents	6	(12)

Increase in cash and cash equivalents	110	79
Cash and cash equivalents at beginning of period	334	255

Cash and cash equivalents at end of period	$444	$334

Supplemental Financial Data:

Cash Flow (operating cash flow less property additions) (a)	$534	$1,266

(a)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

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Kellogg Company and Subsidiaries

CONSOLIDATED BALANCE SHEET

(millions, except per share data)

	January 1, 2011	January 2, 2010
	(unaudited)	*

Current assets
Cash and cash equivalents	$444	$334
Accounts receivable, net	1,190	1,093
Inventories:
Raw materials and supplies	224	214
Finished goods and materials in process	832	696
Deferred income taxes	110	128
Other prepaid assets	115	93

Total current assets	2,915	2,558

Property, net of accumulated depreciation of $4,690 and $4,520	3,128	3,010
Goodwill	3,628	3,643
Other intangibles, net of accumulated amortization of $47 and $45	1,456	1,458
Pension	333	160
Other assets	387	371

Total assets	$11,847	$11,200

Current liabilities
Current maturities of long-term debt	$952	$1
Notes payable	44	44
Accounts payable	1,149	1,077
Accrued advertising and promotion	405	409
Accrued income taxes	60	33
Accrued salaries and wages	153	322
Other current liabilities	421	402

Total current liabilities	3,184	2,288

Long-term debt	4,908	4,835
Deferred income taxes	697	425
Pension liability	265	430
Other liabilities	639	947

Commitments and contingencies

Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	495	472
Retained earnings	6,122	5,481
Treasury stock, at cost	(2,650)	(1,820)
Accumulated other comprehensive income (loss)	(1,914)	(1,966)

Total Kellogg Company equity	2,158	2,272

Noncontrolling interests	(4)	3

Total equity	2,154	2,275

Total liabilities and equity	$11,847	$11,200

*	Condensed from audited financial statements.

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Kellogg Company and Subsidiaries

Analysis of net sales and operating profit performance

Fourth quarter of 2010 versus 2009

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2010 net sales	$1,933	$500	$214	$213	$—	$2,860

2009 net sales	$1,936	$556	$213	$195	$—	$2,900

% change - 2010 vs. 2009:
Volume (tonnage) (b)	-1.4%	-2.9%	-2.2%	8.4%	—	-1.1%
Pricing/mix	1.0%	-1.9%	10.9%	-6.7%	—	.6%

Subtotal - internal business	-.4%	-4.8%	8.7%	1.7%	—	-.5%
Foreign currency impact	.2%	-5.4%	-8.1%	8.0%	—	-.9%

Total change	-.2%	-10.2%	.6%	9.7%	—	-1.4%

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2010 operating profit	$293	$57	$27	$(8)	$(40)	$329

2009 operating profit	$325	$44	$22	$12	$(51)	$352

% change - 2010 vs. 2009:
Internal business	-10.0%	35.9%	46.5%	-171.1%	22.0%	-4.6%
Foreign currency impact	.3%	-4.4%	-27.9%	4.4%	—	-1.9%

Total change	-9.7%	31.5%	18.6%	-166.7%	22.0%	-6.5%

(a)	Includes Australia, Asia, and South Africa.

(b)	We measure the volume impact (tonnage) on revenues based on the stated weight of our product shipments.

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Kellogg Company and Subsidiaries

Analysis of net sales and operating profit performance

Year ended 2010 versus 2009

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2010 net sales	$8,402	$2,230	$923	$842	$—	$12,397

2009 net sales	$8,510	$2,361	$963	$741	$—	$12,575

% change - 2010 vs. 2009:
Volume (tonnage) (b)	-2.5%	-2.4%	-3.4%	4.3%	—	-2.1%
Pricing/mix	.6%	-.3%	8.2%	-2.3%	—	.8%

Subtotal - internal business	-1.9%	-2.7%	4.8%	2.0%	—	-1.3%
Foreign currency impact	.6%	-2.8%	-8.9%	11.7%	—	-.1%

Total change	-1.3%	-5.5%	-4.1%	13.7%	—	-1.4%

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2010 operating profit	$1,554	$364	$153	$74	$(155)	$1,990

2009 operating profit	$1,569	$348	$179	$86	$(181)	$2,001

% change - 2010 vs. 2009:
Internal business	-1.7%	8.2%	-2.4%	-29.5%	14.2%	-.1%
Foreign currency impact	.7%	-3.4%	-12.3%	15.2%	—	-.5%

Total change	-1.0%	4.8%	-14.7%	-14.3%	14.2%	-.6%

(a)	Includes Australia, Asia, and South Africa.

(b)	We measure the volume impact (tonnage) on revenues based on the stated weight of our product shipments.

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Kellogg Company and Subsidiaries

Up-Front Costs* and Impairment Charges

$ millions

	Quarter ended January 1, 2011			Year ended January 1, 2011
	Cost of goods sold	Selling, general and administrative expense	Total	Cost of goods sold	Selling, general and administrative expense	Total
2010
North America	$4	$2	$6	$17	$20	$37
Europe	3	2	5	14	3	17
Latin America	1	1	2	3	1	4
Asia Pacific	1	—	1	3	2	5
Corporate	—	—	—	—	3	3

Total up-front costs	$9	$5	$14	$37	$29	$66

China impairment (a)	$8	$21	$29	$8	$21	$29

	Quarter ended January 2, 2010			Year ended January 2, 2010
	Cost of goods sold	Selling, general and administrative expense	Total	Cost of goods sold	Selling, general and administrative expense	Total
2009
North America	$6	$11	$17	$52	$23	$75
Europe	8	10	18	26	15	41
Latin America	6	1	7	14	1	15
Asia Pacific	3	1	4	6	1	7
Corporate	—	—	—	—	—	—

Total up-front costs	$23	$23	$46	$98	$40	$138

China impairment	$—	$—	$—	$—	$—	$—

2010 Variance - better(worse) than 2009
North America	$2	$9	$11	$35	$3	$38
Europe	5	8	13	12	12	24
Latin America	5	—	5	11	—	11
Asia Pacific	2	1	3	3	(1)	2
Corporate	—	—	—	—	(3)	(3)

Total up-front costs	$14	$18	$32	$61	$11	$72

China impairment	$(8)	$(21)	$(29)	$(8)	$(21)	$(29)

*	Up-front costs are charges incurred by the Company which will result in future cash savings and/or reduced depreciation

(a)	EPS was impacted by $26 million with the difference due to a non-controlling interest.

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